RECOMMENDATION TO REJECT THE OFFER TO SELL YOUR SHARES OF INLAND AMERICAN REAL ESTATE TRUST, INC. TO CMG ACQUISITION CO., LLC (CMG)

If you are considering selling your shares of Inland American Real Estate Trust, Inc. (Inland American) to CMG please read all of the information below.

INLAND AMERICAN AND CMG ARE NOT AFFILIATED. WE STRONGLY RECOMMEND THAT YOU REJECT THIS OFFER AND NOT TENDER YOUR SHARES OF STOCK. THESE OFFERS ARE MEANT TO TAKE ADVANTAGE OF YOU AND BUY YOUR SHARES AT A PRICE BELOW THE CURRENT VALUE IN ORDER TO MAKE A PROFIT AND, AS A RESULT, DEPRIVE YOU OF THE POTENTIAL VALUE OF YOUR INVESTMENT. AS THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS SAID ON ITS WEBSITE, THESE TYPES OF OFFERS HAVE BEEN INCREASINGLY USED TO CATCH INVESTORS OFF GUARD.

Inland American Real Estate Trust, Inc.	CMG Offer - $4.00 Offer
• Currently pays a cash distributions equal to $0.50 per share on an annualized basis, which equates to a 5% **annualized yield on a purchase price of $10.00 per share** • **Inland American has paid of total of $1,073,935,000 in distributions to** stockholders since inception • We believe the CMG offer price is less than the potential value of Inland American's share on a going-forward basis	• You will no longer receive monthly distributions, which are paid at an annualized rate of 5.0% • CMG states that secondary market trades have been reported in 2010 in the range of $6.24 to $9.00 per share, prices which are materially in excess of the CMG offer price.

As stated by CMG:

- "Our offer price was determined by applying a discount to our own estimated appraised value, although **we are not qualified real estate appraisers.**"
- "Whether or not our estimate is correct, we believe that **the company's shares are worth more than our offer price, and therefore, our offer may not represent a fair assessment of the shares' potential value** if a liquidation of the company's assets were to occur."

The SEC has cautioned investors about offers of this nature. Please visit the SEC website at www.sec.gov/investor/pubs/minitend.htm.

Once you sign and return the CMG tender offer documents and they are accepted by CMG, 10 days after accepting your sale to them, **you will not be able to cancel your sale for any reason.**

We encourage you to follow our recommendation and not tender your shares to CMG.
Please consult your financial advisor or our Customer Service Department at 800.826.8228

Inland American
REAL ESTATE TRUST, INC.

Inland American Real Estate Trust, Inc.
2901 Butterfield Road Oak Brook, IL 60523 800.826.8228 www.inlandamerican.com